Exhibit 99.1

FOR IMMEDIATE RELEASE

AUGUST 14, 2003

GEMSTAR-TV GUIDE ANNOUNCES SECOND QUARTER RESULTS

LOS ANGELES, CA, August 14, 2003 — Gemstar-TV Guide International, Inc. (NASDAQ: GMST) (“Gemstar-TV Guide” or the “Company”) announced that for the second quarter ended June 30, 2003, the Company had a net loss of $22.5 million, or $(0.06) per diluted share. This compares to a net loss of $886.0 million, or $(2.15) per diluted share in the second quarter of 2002. The net loss in the second quarter of 2002 includes a $1,294.3 million pretax charge for the impairment of certain intangible assets. Second quarter revenues decreased by $33.2 million, or 12.8% to $226.1 million, down from $259.3 million in the comparable prior year quarter.

Operating loss for the second quarter ended June 30, 2003 was $25.0 million, which includes a credit of $6.7 million, primarily for the reversal of previously recorded stock compensation charges and amortization and depreciation charges of $64.8 million. Operating loss for the second quarter ended June 30, 2002 was $1,346.5 million, which includes the impairment charge of certain intangible assets of $1,294.3 million noted above, amortization and depreciation charges of $108.9 million and stock compensation charges of $1.4 million.

Gemstar-TV Guide Chief Executive Officer Jeff Shell said, “The second quarter results mirror those of the first quarter of this year, and reflect the continued challenges facing Gemstar-TV Guide. The Company’s new management team is executing revised operating strategies across each business, a process that will take some time.

“We are beginning to see some positive results from our efforts: improved advertising sales at TV Guide magazine and Channel, strengthening operating performance at our TV Games business, and accelerating momentum in our TV Guide On Screen and G-Guide businesses. At the same time, we face a number of challenges. Most notable are continued revenue declines in TV Guide magazine circulation, strong competition for our TV Guide Interactive business, and continuing substantial legal costs resulting primarily from our patent-related litigation, other litigation and the SEC’s ongoing investigation. Fortunately, we expect to generate sufficient operating cash flow to continue making capital expenditures and debt repayments, while at the same time enabling us to make the investments required to fulfill our operating and financial goals.”

For the first half of 2003, the Company had a net loss of $67.9 million, or $(0.17) per diluted share compared to a net loss of $5,121.7 million, or $(12.40) per diluted share in the prior year period. Revenues for the first half of 2003 decreased by $65.8 million, or 12.7% to $454.0 million, down from $519.8 million in the prior year period.

Certain Key Second Quarter 2003 Developments

•	The Company signed a multi-year license agreement with Thomson to incorporate the Company’s TV Guide On Screen technology into Thomson’s RCA-brand television sets and digital recording devices as well as other Thomson-manufactured consumer electronic devices. The agreement also includes a patent license that enables Thomson to continue incorporating Gemstar-TV Guide’s intellectual property into certain Thomson-manufactured satellite receivers in North America, and resolves all outstanding arbitration and litigation between the two companies.

•	The Company entered into a new collaborative business relationship with TiVo. As a part of the agreement, TiVo licenses Gemstar-TV Guide intellectual property, while the Company provides TV Guide branded content to TiVo. The companies also agreed to dismiss all pending litigation.

•	The Company reached an agreement with its syndicate bank group to amend the terms of its term loan and revolving credit facility. This key step amended certain covenants in the credit agreements to address a potential compliance issue and to provide the Company with additional flexibility under the agreements.

Segment Performance

The schedule below reflects Gemstar-TV Guide’s performance for the quarters ended June 30, 2003 and 2002 by segment (please also see the Company’s Form 10-Q filed today which contains more detailed information, such as revenue by business unit, on each segment):

Quarters Ended June 30, 2003 and 2002

Consolidated and Segment Performance (1)

	Three Months Ended

	06/30/2003	06/30/2002
(in thousands)

Publishing Segment:
Revenues	$107,127	$117,123
Operating Expenses (2)	99,608	110,773

Adjusted EBITDA (3)	$7,519	$6,350

Cable and Satellite Segment:
Revenues	$87,961	$104,453
Operating Expenses (2)	54,415	61,307

Adjusted EBITDA (3)	$33,546	$43,146

CE Licensing Segment:
Revenues	$30,993	$37,717
Operating Expenses (2)	14,523	15,372

Adjusted EBITDA (3)	$16,470	$22,345

Corporate Segment:
Operating Expenses (2)	$24,465	$13,782

Adjusted EBITDA (3)	$(24,465)	$(13,782)

Consolidated:
Revenues	$226,081	$259,293
Operating Expenses (2)	193,011	201,234

Adjusted EBITDA (3)	$33,070	$58,059

Stock compensation	6,732	(1,368)
Depreciation and amortization	(64,770)	(108,924)
Impairment of intangible	—	(1,294,301)

Operating loss	(24,968)	(1,346,534)
Interest expense	(1,773)	(2,931)
Other expense, net	(2,314)	(1,462)

Loss before income taxes and cumulative effect of an accounting change	$(29,055)	$(1,350,927)

(1)	The following presentation presents information on the Company’s reportable industry segments in accordance with SFAS No. 131.

(2)	Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.

(3)	Adjusted EBITDA is defined as operating (loss) income, excluding stock compensation, depreciation and amortization and impairment of intangible assets. Due to purchase accounting related to our mergers with TV Guide on July 12, 2000 and SkyMall on July 18, 2001, the results of operations reflect significant increases in amortization of finite lived intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our management to measure the operating profits or losses of our business. Adjusted EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider this term to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income (loss), net income (loss), cash flow provided by (used in) operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in this report.

Publishing Segment

For the three months ended June 30, 2003, revenues for the Publishing Segment were $107.1 million, a decrease of $10.0 million or 8.5% from revenues of $117.1 million in the prior year quarter. This decrease in revenues is primarily due to declines in newstand and subscriber circulation revenue at TV Guide magazine of $12.2 million offset by increased sales at SkyMall of $1.7 million.

TV Guide magazine continues to face declines in paid circulation revenues due to a lower overall subscriber base and reduced newsstand sales. As previously announced, the Company intends to make an investment of approximately $20.0 million in the magazine business primarily in the third and fourth quarters of 2003. This investment in editorial content and design, as well as marketing and promotion, is intended to increase circulation and advertising revenues in late 2003 and early 2004. Through June 30, 2003, the Company has spent approximately $1.3 million of that investment.

For the three months ended June 30, 2003, Adjusted EBITDA for the Publishing Segment was $7.5 million, an increase of $1.1 million from Adjusted EBITDA of $6.4 million in the prior year quarter. This increase is attributable to improved results at SkyMall, expenses of $9.3 million from the magazine distribution business which ceased operations in the second quarter of 2002 (such expenses did not occur in 2003), and decreases in the cost of magazine production, primarily from reduced paper, printing and postage expenses. These increases were offset by the revenue decline of $12.2 million and the investment of $1.3 million noted above at the magazine.

During the second quarter of 2003, the Company recorded a $0.6 million charge, related primarily to severance payments, for the shutdown of its eBook operation. While the Company will recognize remaining licensing revenue of approximately $1.2 million in each of the third and fourth quarters of 2003, as well as some additional expenses, the Company does not expect to record any significant revenues or expenses related to its eBook business after 2003. The operating loss for eBook was consistent between the periods, as cost reductions in the second quarter of 2003 offset the shutdown charge recorded in the same quarter.

Cable and Satellite Segment

For the three months ended June 30, 2003, revenues for the Cable and Satellite Segment were $88.0 million, a decrease of $16.5 million or 15.8%, from revenues of $104.5 million in the prior year quarter. This decrease in revenues is primarily attributable to decreased subscriber and conversion revenues at SNG, including operations of UVTV and Spacecom, of $17.8 million and decreased advertising and subscriber revenue at TV Guide Interactive of $2.8 million. These declines were offset by a $3.9 million increase in wagering and licensing revenue at TV Games Network (“TVG”).

The C-band direct-to-home satellite market, in which SNG operates, continues to decline due to the growth of newer generation DSS systems and continued cable system expansions. Moreover, SNG’s decline has been accelerated by the Company’s subscriber conversion program with DISH network. The Company converted approximately 17,000 subscribers in the second quarter of 2003 versus approximately 19,000 in the first quarter of 2003 and approximately 20,000 in the second quarter of 2002. At June 30, 2003, SNG provided service to 295,000 C-band subscribers, a decrease of 8.1% from the 321,000 subscribers served by SNG as of March 31, 2003 and a decrease of 32.4% from the 436,000 subscribers served by SNG at June 30, 2002. The Company expects the declines in the subscriber base of the C-band industry and the DISH network conversions, and the resulting impact on revenues in this segment, to continue.

The decrease in TV Guide Interactive revenues of $2.8 million is due to a $1.3 million reduction in advertising revenue and a $1.5 million decrease in subscriber revenue. This decrease in subscriber revenue was the result of lower average license fees due to the acquisition of one of the Company’s licensees by another lower paying licensee. TV Guide Interactive added more than 600,000 subscribers during the quarter.

The $3.9 million increase in revenues at TVG reflects the addition of a licensee in May of 2002, increased wagering volumes due to new market and distribution launches and strong wagering activity in the seasonally strong second quarter. At June 30, 2003, TVG was available in approximately 11.1 million domestic satellite and cable homes.

For the three months ended June 30, 2003, Adjusted EBITDA for the Cable and Satellite Segment was $33.5 million, a decrease of $9.6 million or 22.3% from Adjusted EBITDA of $43.1 million in the prior year quarter. The decline is primarily attributable to the revenue declines noted above at SNG and TV Guide Interactive, as well as increased expenses at TV Guide Interactive related to significant product improvements currently in development that are expected to be deployed early next year. These declines were offset by improved results at TVG and decreases in expenses primarily due to reduced programming fees at SNG associated with the decrease in the number of C-band subscribers.

Consumer Electronics Licensing Segment

For the three months ended June 30, 2003, revenues for the Consumer Electronics Licensing (CE Licensing) Segment were $31.0 million, a decrease of $6.7 million or 17.8%, from revenues of $37.7 million in the prior year quarter. Revenues in both periods include significant settlement amounts from manufacturers that related to prior service periods. Settlement amounts included in revenue in the second quarter of 2003 were $9.8 million and related to the new license agreement with Thomson and settlement amounts included in revenue in the second quarter of 2002 were $13.3 million and primarily related to new license agreements in the Company’s VCR Plus+ business. In addition, part of the Thomson settlement was recorded as a bad debt recovery of $4.8 million in the second quarter of 2003. These settlement amounts may not recur in future periods.

The Company expects VCR Plus+ shipments and corresponding revenues to continue to moderately decline during the remainder of 2003 and beyond. Revenues for the GUIDE Plus+ business, which includes TV Guide On Screen and G-Guide, are likely to slowly accelerate as products incorporating the Company’s technologies are introduced into various markets, although these increases in revenue are not likely to offset the VCR Plus+ declines in the near term. As previously announced, the Company entered into multi-product agreements with Thomson, Philips Electronics, Sharp Corporation and Samsung Electronics, and a proposed new launch by Sony in Japan. The Company is also currently in negotiations, as well as engaged in advanced product and engineering discussions, with a number of additional manufacturers. Included in GUIDE Plus+ revenues for the second quarter of both 2003 and 2002 is $4.4 million in amortization of license fees paid up front in prior years relating to long-term licensing agreements.

For the three months ended June 30, 2003, Adjusted EBITDA for the CE Licensing Segment was $16.5 million, a decrease of $5.9 million or 26.3% from Adjusted EBITDA of $22.3 million in the prior year quarter. The decrease is attributable to the revenue decline of $6.7 million noted above and to higher legal costs of $4.8 million related to patent prosecution and litigation costs. These declines were primarily offset by the bad debt recovery noted above of $4.8 million.

As part of the multi-year licensing agreement signed with Thomson, the parties settled past obligations between the two companies. The agreement resolved outstanding payments due for the second quarter of 2003 and for certain prior service periods. Revenues recognized in the CE Segment in the second quarter of 2003 relating to this agreement were $11.3 million, of which $7.5 million was non-cash and related to the reversal of certain liabilities established by the Company in prior periods. In addition, the bad debt recovery of $4.8 million noted above also related to this agreement with Thomson. Of the $11.3 million of revenue recognized in the second quarter of 2003, $9.8 million related to prior service periods. In the near-term, future quarterly revenues from Thomson are expected to be lower under the terms of the new agreement as licensing revenues will be based on a sliding scale of per unit fees tied to the cumulative number of units shipped rather than a fixed annual amount. Furthermore, there is no minimum on the number of units required to be incorporated with the Company’s technology under the new agreement.

Corporate Segment

For the three months ended June 30, 2003, Adjusted EBITDA for the Corporate Segment was $(24.5) million, a decline of $10.7 million from Adjusted EBITDA of $(13.8) million in the prior year quarter. This decline is attributable to increases in legal expenses, including those related to the SEC’s ongoing investigation, as well as increased insurance premiums and increased audit and other professional fees.

Discussion of Cash and Liquidity Position

As of June 30, 2003, the Company’s cash, cash equivalents and current marketable securities were $294.1 million, excluding restricted cash of $37.4 million. Outstanding debt and capital lease obligations – both short-term and long-term – were $185.1 million at the end of the quarter, resulting in cash and cash equivalents and current marketable securities in excess of debt and capital lease obligations of $109.0 million, excluding the $37.4 million of restricted cash. During the second quarter, the Company repaid $48.0 million in debt and capital lease obligations and paid its previously accrued obligation of $39.5 million related to the settlement of matters between DIVA Systems Corporation and the Company.

In addition, during the second quarter of 2003, the Company received an income tax refund of $16.1 million and reduced other receivables by approximately $7.4 million due to better collection results on accounts receivable. Subsequent to June 30, 2003, the Company paid $3.2 million in connection with a termination and release agreement with Fantasy Sports Properties, Inc. and paid its previously settled and accrued obligation to the Department of Justice of $5.7 million.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements including expectations about increased TV Guide magazine circulation and advertising revenue in 2004 as a result of investments in editorial improvements and enhanced marketing efforts. These statements involve risks and uncertainties, including risks and uncertainties related to the Company’s transition to a new management and corporate governance structure; an ongoing SEC investigation and pending litigation; the timely availability and acceptance of new products; the impact of competitive products and pricing; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Interactive, TV Guide On Screen, G-Guide, VCR Plus+, GUIDE Plus+, TVG Network, SkyMall and Gemstar eBook are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its affiliates. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

###

Contact:

Gemstar-TV Guide International, Inc.

Michael Benevento (Analysts), 212-852-7337

Christine Levesque (Media), 212-852-7585

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$294,003	$350,262
Restricted cash	37,352	37,068
Marketable securities	74	11,456
Accounts receivable, net	128,891	152,522
Deferred tax asset, net	56,221	41,438
Other current assets	26,337	25,202

Total current assets	542,878	617,948
Property and equipment, net	53,108	60,334
Indefinite-lived intangible assets	316,273	316,273
Finite-lived intangible assets, net	229,083	347,551
Goodwill	589,845	589,845
Investments	2,415	2,403
Other assets	127,551	154,820

	$1,861,153	$2,089,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$224,857	$292,427
Current portion of long-term debt and capital lease obligations	45,425	92,348
Current portion of deferred revenue	198,721	219,417

Total current liabilities	469,003	604,192
Deferred tax liability, net	225,622	242,823
Long-term debt and capital lease obligations, less current portion	139,719	163,861
Deferred revenue, less current portion	149,898	163,584
Other liabilities	21,493	20,244
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01 per share	4,182	4,182
Additional paid-in capital	8,425,245	8,422,797
Accumulated deficit	(7,473,737)	(7,405,841)
Accumulated other comprehensive income, net of tax	168	4,204
Unearned compensation	(2,174)	(32,606)
Treasury stock, at cost	(98,266)	(98,266)

Total stockholders’ equity	855,418	894,470

	$1,861,153	$2,089,174

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Publishing	$107,127	$117,123	$216,114	$240,133
Cable and satellite	87,961	104,453	172,994	210,038
Consumer electronics licensing	30,993	37,717	64,856	69,603

	226,081	259,293	453,964	519,774
Operating expenses:
Operating expenses, exclusive of expenses shown below	193,011	201,234	389,740	408,431
Stock compensation	(6,732)	1,368	32,863	18,494
Depreciation and amortization	64,770	108,924	130,432	215,199
Impairment of intangible assets	—	1,294,301	—	1,305,339

	251,049	1,605,827	553,035	1,947,463

Operating loss	(24,968)	(1,346,534)	(99,071)	(1,427,689)

Interest expense	(1,773)	(2,931)	(3,726)	(5,591)
Other expense, net	(2,314)	(1,462)	(1,566)	(8,765)

Loss before income taxes and cumulative effect of an accounting change	(29,055)	(1,350,927)	(104,363)	(1,442,045)
Income tax benefit	(6,521)	(464,944)	(36,467)	(508,424)

Loss before cumulative effect of an accounting change	(22,534)	(885,983)	(67,896)	(933,621)
Cumulative effect of an accounting change, net of tax	—	—	—	(4,188,037)

Net loss	$(22,534)	$(885,983)	$(67,896)	$(5,121,658)

Basic and diluted loss per share:
Loss before cumulative effect of an accounting change	$(0.06)	$(2.15)	$(0.17)	$(2.26)
Cumulative effect of an accounting change, net of tax	—	—	—	(10.14)

Net loss	$(0.06)	$(2.15)	$(0.17)	$(12.40)

Weighted average shares outstanding – basic and diluted	408,158	411,348	408,157	413,067

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

(In thousands, except per share data)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(67,896)	$(5,121,658)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of an accounting change, net of tax	—	4,188,037
Depreciation and amortization	130,432	215,199
Deferred income taxes	(35,432)	(541,899)
Tax benefit associated with stock options	—	1,651
Stock compensation expense	32,863	18,494
Impairment of intangible assets	—	1,305,339
Investment write-down	—	17,676
Gains on sale of marketable securities	(2,755)	—
Loss on asset dispositions	256	499
Changes in operating assets and liabilities:
Receivables	23,870	115,161
Other assets	25,704	(3,226)
Accounts payable, accrued expenses and other liabilities	(62,446)	(22,923)
Deferred revenue	(34,382)	(35,304)

Net cash provided by operating activities	10,214	137,046

Cash flows from investing activities:
Purchases of marketable securities	—	(22,337)
Sales and maturities of marketable securities	12,730	46,279
Proceeds from sale of assets	836	2
Additions to property and equipment	(5,820)	(4,656)
Additions to intangible assets	—	(2,270)

Net cash provided by investing activities	7,746	17,018

Cash flows from financing activities:
Repayments under bank credit facility and term loan	(70,000)	(30,000)
Repayment of capital lease obligations	(1,065)	(993)
Purchases of treasury stock	—	(63,423)
Proceeds from exercise of stock options	17	1,268
Distributions to minority interests	(3,874)	(9,583)

Net cash used in financing activities	(74,922)	(102,731)

Effect of exchange rate changes on cash and cash equivalents	703	390

Net (decrease) increase in cash and cash equivalents	(56,259)	51,723
Cash and cash equivalents at beginning of period	350,262	349,250

Cash and cash equivalents at end of period	$294,003	$400,973

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,814	$26,134
Cash paid for interest	3,428	4,851

Additional Cable and Satellite Segment Operating Statistics

Subscriber Data
(in thousands)	Q1 '02	Q2 '02	Q3 '02	Q4 '02	Q1 '03	Q2 '03

TV Guide Channel (Nielsen)	57,800	59,200	58,000	57,950	56,400	56,120

TV Guide Channel Int'l	2,642	2,415	1,882	1,861	1,740	1,740

TV Guide Interactive	8,226	8,910	9,374	10,009	10,213	10,835

TV Guide Interactive Int'l	610	647	652	664	709	754

TVG Network	7,400	7,800	8,000	8,400	8,700	11,100

Superstar/Netlink	477	436	399	361	321	295

SNG DISH Conversions	27	20	25	23	19	17